Exhibit 10.32

255 Fiserv Drive Brookfield, WI 53045 262-879-5000 www.fiserv.com

October 17, 2014

Kevin J. Schultz

Dear Kevin:

I have enjoyed our conversations and am excited about extending this offer of employment to join Fiserv as part of the executive leadership team. We are confident that your expertise will help us continue to fulfill our commitments to our clients and shareholders to be best-in-class in the financial technology industry.

The key elements of your offer are listed below with more detailed information, including plan summary descriptions, in the enclosures:

Title: Group President, Digital Solutions Group

Start Date: November 3, 2014

Base Salary: Your base pay will be $450,000, which is $18,750 per pay period. Paychecks are issued semi-monthly in accordance with the regular payroll process.

Fiserv Annual Cash Incentive Plan (ACIP): Beginning with calendar year 2015, you will be eligible to participate in ACIP.

•	Annual Target Bonus of 110% of your base compensation (or $495,000) with a maximum potential of 220%

•	Your actual 2015 ACIP payout will not be pro-rated based on your start date

•	Your 2015 award will be paid no later than March 15, 2016

•	Your actual bonus will vary annually based upon the achievement of designated criteria which will include, but not be limited to, overall company performance, business unit/functional performance and individual performance

•	Your actual award is recommended by your manager, and authorized by the CEO

•	You must be employed by the company on the payment date to receive an ACIP payout

Fiserv Annual Equity Incentive Plan (AEIP): In recognition of our belief that your contributions will deliver significant long-term strategic value to the company you will be eligible to participate in AEIP beginning in calendar year 2016, subject to your voluntary acceptance of the terms of any reward.

•	Annual equity target of $675,000 (approximately 150% of your base compensation)

•	The annual amount will vary based on the assessment of your performance

•	The award will be evenly split between Restricted Stock Units and Stock Options

•	Subject to approval each year by the CEO and board of directors

Sign-On Equity: You will receive a Restricted Stock Unit (RSU) award on your start date.

•	The total value will be $425,000

•	This award will vest 50% on the third and fourth anniversary of your start date

You will also receive $425,000 in Fiserv non-qualified stock options.

•	The exercise price equals the fair market value of Fiserv Common Stock as determined under the terms of the Stock Option and Restricted Stock Plan on your start date

•	This award will vest 50% on the third and fourth anniversary of your start date

Stock Ownership: Fiserv believes that aligning incentives closely to the Shareholder is a critical element of our total reward program. As part of that, you will be required to maintain a minimum ownership level:

•	Your required stock ownership level is four times your base salary

•	This ownership level must be achieved ratably over a five-year period

•	Share ownership includes: all unvested RSU’s, 20% of the value of all vested stock options, and any other Fiserv stock owned

Time-Off: As a senior executive you are expected to commit a significant amount of time to your work and in recognition of that, we do not have a limit on the amount of time off you can take each year. You will be entitled to a reasonable amount of paid time off each year which is at your discretion and with the approval of your manager.

Severance: Depending on the reason for your separation by the company, you may be entitled to severance and outplacement services according to the Fiserv Severance Pay Plan (SPP). The severance benefit under the SPP for associates at your level is generally 26 weeks of salary.

Kevin, I would be delighted to have you accept this new role with Fiserv and join our team of professionals who inspire and achieve excellence every day. I believe your skills and capabilities will allow you to achieve significant success both personally and professionally and will be vital in driving the transformation of technology and services for our customers. It is important to note that this offer is not a contract for employment, for any specified term or otherwise.

Please indicate your formal acceptance of this offer by signing below and returning to my attention. If you have any questions about this offer or would like to discuss this further, please feel free to contact me.

Sincerely,

/s/ Mark Ernst

Mark Ernst

Chief Operating Officer

Acknowledged and accepted:

/s/ Kevin J. Schultz	10-22-14
Signature Kevin J. Schultz	Date	Start Date